UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 9, 2008

GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7747
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On April 9, 2008, Gartner, Inc. (“Gartner”) entered into a First Amendment (the “First Amendment”) to that certain Credit Agreement dated as of January 31, 2007 (the “Credit Agreement”) among Gartner, the several lenders from time to time parties thereto, Bank of America, N.A., as syndication agent, Citibank, N.A., RBS Citizens, National Association (successor by merger to Citizens Bank of Massachusetts) and LaSalle Bank National Association, as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The First Amendment provides for a new $150 million term loan (the “New Term Loan”). The New Term Loan is co-terminus with the original term loan under the Credit Agreement and will be repaid in 16 consecutive quarterly installments commencing June 30, 2008, plus a final payment due on January 31, 2012, and may be prepaid at any time without penalty or premium at the option of Gartner.
The proceeds from the New Term Loan were used to repay amounts owing under the revolving credit facility under the Credit Agreement. The New Term Loan bears interest at a rate equal to, at Gartner’s option, either (i) the greatest of the Administrative Agent’s prime rate, the Administrative Agent’s rate for three-month certificates of deposit (adjusted for statutory reserves) plus 1% and the average rate on overnight federal funds plus 1/2 of 1%, plus a margin equal to between 0.00% and 0.75% depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii) at the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between .875% and 1.75%, depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended.
The First Amendment also modified certain financial covenants contained in the Credit Agreement to accommodate the New Term Loan.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION
See Item 1.01
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits

EXHIBIT NO.	DESCRIPTION
10.1	First Amendment dated as of April 9, 2008 to Credit Agreement dated as of January 31, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
Date: April 14, 2008	By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	First Amendment dated as of April 9, 2008 to Credit Agreement dated as of January 31, 2007